Exhibit 4.3

ARTICLES OF INCORPORATION

OF

OWENS & MINOR DISTRIBUTION, INC.

ARTICLE I.

Name

The name of the Corporation shall be OWENS & MINOR DISTRIBUTION, INC.

ARTICLE II.

Purposes

The purposes for which the Corporation is formed are:

1. To buy, sell, distribute and trade in medical and surgical supplies and equipment, pharmaceuticals, drugs and merchandise of every sort, class and description at wholesale or at retail, as principal or as agent, alone or in partnership with any other person, firm or corporation within and without the Commonwealth of Virginia and the United States of America and to do and perform every act and to carry on every business which shall be incidental thereto.

2. In addition, the Corporation shall have the power to transact any and all lawful business not required to be stated specifically in the articles of incorporation for which corporations may be incorporated under Chapter I of Title 13.1 of the Code of Virginia of 1950 as in effect on the effective date of these Articles or as amended subsequently thereto.

ARTICLE III.

Capital Stock

The number of shares that the Corporation shall have authority to issue shall be 10,000.

No holder of outstanding shares shall have any preemptive right with respect to (i) any shares of any class of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such shares or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

ARTICLE IV.

Limit on Liability and Indemnification

1. Definitions. For purposes of this Article IV, the following terms shall have the meanings indicated:

(a) “applicant” means the person seeking indemnification pursuant to this Article IV;

(b) “expenses” includes counsel fees;

(c) “liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;

(d) “party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and

(e) “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

2. Limitation of Liability. In any proceeding brought by a shareholder of the Corporation in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article IV, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

3. Indemnification. The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, and (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

4. Application; Amendment. The provisions of this Article shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article IV shall have any effect on the rights provided under this Article IV with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article IV and shall promptly pay or reimburse all reasonable expenses incurred by any director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

5. Termination of Proceeding. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in section 2 or 3 of this Article IV.

6. Determination of Availability. Any indemnification under this Article IV (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in section 3 of this Article IV.

The determination shall be made:

(a) By the Beard of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;

(b) If a quorum cannot be obtained under subsection (a) of this section, by a majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or mere directors not at the time parties to the proceeding;

(c) By special legal counsel:

(i) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this section; or

(ii) If a quorum of the Board of Directors cannot be obtained under subsection (a) of this section and a committee cannot be designated under subsection (b) of this section, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate;

(d) By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination. Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this section 6 to select counsel. Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article IV shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

7. Advances.

(a) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section 3 of this Article IV if the applicant furnishes the Corporation:

(i) a written statement of his good faith belief that he has met the standard of conduct described in section 3; and

(ii) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

(b) The undertaking required by paragraph (ii) of subsection (a) of this section 7 shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(c) Authorizations of payments under this section shall be made by the persons specified in section 6 of this Article IV.

8. Indemnification of Others. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested Directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in section 2 or 3 of this Article IV who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section 3 of this Article IV. The provisions of sections 4 through 7 of this Article IV shall be applicable to any indemnification provided hereafter pursuant to this section 8.

9. Insurance. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article IV and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article IV.

10. Further Indemnity. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power conferred by this Article IV on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article IV. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article IV or applicable laws of the Commonwealth of Virginia.

11. Severability. Each provision of this Article IV shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE V.

Registered Agent

The initial registered agent is Drew St.J. Carneal an initial director of the corporation and a member of the Virginia State Bar. The corporation’s initial registered agent office address, which is the business office of the registered agent, is in Henrico County at 4800 Cox Road, Glen Allen, VA 23060.

ARTICLE VI.

Initial Directors

The initial directors of the corporation are: G. Gilmer Minor, III, Craig R. Smith, Henry A. Berling, Drew St.J. Carneal and Jeffrey Kaczka at 4800 Cox Road, Glen Allen, VA 23060.

INCORPORATOR:

/s/ Drew St.J. Carneal
Drew St.J. Carneal

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